UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 27, 2004

APPLICA INCORPORATED

(Exact name of Registrant as specified in its charter)

Commission File Number 1-10177

Florida	59-1028301

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5980 Miami Lakes Drive, Miami Lakes, Florida	33014

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 362-2611

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On August 27, 2004, Applica Incorporated issued a press release announcing that David M. Friedson resigned his positions as Chairman of the Board and a director of the company effective immediately. Mr. Friedson did not resign due to any disagreements with the company on any matter relating to the company’s operations, policies or practices. Harry D. Schulman will become interim Chairman of the Board while retaining his current title of President and Chief Executive Officer of the Company. The vacated board seat will remain empty at this time.

     A copy of the press release is attached as Exhibit 99.1 to this report.

     In connection with his resignation, the company entered into a separation agreement with Mr. Friedson on August 26, 2004. Pursuant to such agreement, Mr. Friedson’s employment agreement was terminated and the company agreed to pay him $6.5 million over the next year. Mr. Friedson agreed to repay approximately $3.1 million in outstanding loans to the company on or before June 15, 2005. The company agreed to provide Mr. Friedson certain health insurance benefits for a period of 18 months and to extend the exercise period of options to purchase 500,000 shares of the common stock of the company for an exercise price of $3.625 per share. The options, which would have expired 90 days after the termination of Mr. Friedson’s employment, will now expire in December 2005, which was the original expiration term. The agreement also contains mutual releases and confidentiality and non-compete provisions.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 27, 2004	Applica Incorporated
	By:	/s/ Terry Polistina
Terry Polistina, Senior Vice President and
Chief Financial Officer of Applica Incorporated

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Exhibit Index

Exhibit No. 99.1	Description Applica Incorporated Press Release dated August 27, 2004

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